EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Marchex, Inc.:

We consent to the use of our reports dated March 15, 2007 with respect to the consolidated balance sheets of Marchex, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report on the Company’s consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.”

/s/ KPMG LLP

Seattle, Washington

March 30, 2007